As filed with the Securities and Exchange Commission on March 30, 2007

Registration No. 333-39821

Registration No. 333-44313

Registration No. 333-129295

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1.

TO FORM S-8 REGISTRATION STATEMENTS

AND

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEMRY CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	06-1084424
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3 Berkshire Boulevard Bethel, Connecticut	06801
(Address of Principal Executive Offices)	(Zip Code)

MEMRY CORPORATION’S STOCK OPTION PLAN,

MEMRY CORPORATION’S AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN, AND

MEMRY CORPORATION’S 2006 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Robert P. Belcher

Chief Executive Officer

3 Berkshire Boulevard

Bethel, Connecticut 06801

(Name and address of agent for service)

(203) 739-1100

(Telephone number, including area code of agent for service)

Copies to:

David I. Albin, Esq.

Finn Dixon & Herling LLP

One Landmark Square

Stamford, Connecticut 06901

(203) 325-5000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(4)
Common Stock, $0.01 par value	4,500,000 shares	(3)	$2.00	$9,000,000	$121.84
(1)	In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of shares as may be required to be issued to cover possible adjustments under the plan, including, without limitation, adjustments in the event of stock dividends, stock splits, recapitalizations, restructurings, mergers, consolidations, combinations or exchanges of shares, separations, spin-offs, reorganizations, liquidations or other similar transactions effected without the receipt of consideration and which result in an increase in the number of outstanding shares of common stock of the registrant.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to the provisions of Rule 457(c) of the Securities Act, based upon the average of the high and low prices per share of the registrant’s common stock, as reported on the American Stock Exchange on March 26, 2007 ($2.00) for 4,500,000 shares awarded or available for issuance pursuant to future share and/or stock option awards.
(3)	Represents the registration of shares of common stock under Memry Corporation’s 2006 Long-Term Incentive Plan. The registrant has previously registered shares of common stock under registration statements on Form S-8 (Registration Nos. 333-39821, 333-44313, and 333-129295), in connection with the registrant’s Stock Option Plan and Amended and Restated 1997 Long-Term Incentive Plan, for which registration fees were previously paid. Pursuant to Rule 429 of the Securities Act, the prospectus contained herein also relates to 4,100,004 of the shares of common stock previously registered under such registration statements on Form S-8. See the Rule 429 note below.
(4)	The total filing fee for common stock registered herein of $276.30 is offset pursuant to Rule 457(p) of the Securities Act by filing fees previously paid with respect to unsold shares registered pursuant to a registration statement on Form S-8 filed by the registrant on October 28, 2005 (Registration No. 333-129295). The fee associated with such unsold shares was $154.46. Accordingly, the adjusted registration fee for this Registration Statement on Form S-8 (after offsetting the fees paid for the unsold shares under Registration Statement No. 333-129295) is $121.84.

As permitted by Rule 429 under the Securities Act, the prospectus filed together with this Registration Statement on Form S-8 is a combined resale prospectus which shall be deemed a post-effective amendment to the registrant’s Registration Statements Nos. 333-39821, 333-44313, and 333-129295, each on Form S-8.

EXPLANATORY NOTE

Registration Statements Nos. 333-39821, 333-44313, and 333-129295, each on Form S-8, were filed previously by the registrant to register shares of common stock issued or issuable under its Stock Option Plan and its Amended and Restated 1997 Long-Term Incentive Plan. This Registration Statement is being filed to: (a) register the shares of common stock issued or issuable under Memry Corporation’s 2006 Long-Term Incentive Plan and (b) file a prospectus, as permitted by Form S-8 General Instruction C and Rule 429 under the Securities Act, to be used for reoffers and resales by certain persons who may be considered affiliates of Memry as defined by Rule 405 under the Securities Act, in order to permit such persons to sell or otherwise dispose of securities received as grants under, or as a result of the exercise of stock options granted under Memry Corporation’s 2006 Long-Term Incentive Plan, Memry Corporation’s Stock Option Plan and Memry Corporation’s Amended and Restated 1997 Long-Term Incentive Plan.

REOFFER PROSPECTUS

Up to 8,600,004 Shares

MEMRY CORPORATION

Common Stock

This prospectus relates to the resale of up to 8,600,004 shares of our common stock, $0.01 par value, which have been or will be received as grants under, or as a result of the exercise of stock options granted under, Memry Corporation’s Stock Option Plan, Memry Corporation’s Amended and Restated 1997 Long-Term Incentive Plan and Memry Corporation’s 2006 Long-Term Incentive Compensation Plan, and which may be offered for resale from time to time by, employees and non-employee directors of Memry Corporation and its subsidiaries named in Annex I to this prospectus under “Selling Stockholders.”

We will not receive any of the proceeds from the sale of the common stock in this offering. We will pay all of the expenses associated with the registration of the common stock in this offering. The selling stockholders will pay the other costs, if any, associated with any sale of common stock in this offering. The selling stockholders and any broker executing selling orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the American Stock Exchange under the symbol “MRY.” On March 26, 2007, the last reported sale price of our common stock was $2.10 per share.

Our principal executive offices are located at 3 Berkshire Blvd., Bethel, Connecticut 06801 and our telephone number at such address is (203) 739-1100.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2007.

We have not authorized anyone to give any information or to make any representations concerning the offering of the common stock except that which is in the prospectus, or which is referred to under the heading “Where You Can Find More Information” in the prospectus. If anyone gives or makes any other information or representation, you should not rely on it. The prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities which are referred to in the prospectus. The prospectus is not an offer to sell or a solicitation of any offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of the prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of the prospectus. You should also be aware that information in the prospectus may change after this date.

In this prospectus, the terms “Memry,” “our company,” “we,” “us,” and “our” refer to Memry Corporation and include all of our consolidated subsidiaries unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (which is referred to herein as the “SEC”). You may read and copy any of these documents at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information that is in the documents we file with them, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the common stock is sold:

•

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, including portions of our Proxy Statement dated October 23, 2006 relating to our 2006 Annual Meeting of Stockholders, which are incorporated therein by reference.

•	Our Proxy Statement dated October 23, 2006.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006.

•

The description of our Common Stock contained in the Registration Statement on Form 8-A12B, filed by us with the Securities and Exchange Commission on June 29, 2000, which description was incorporated by reference from the description of the Common Stock set forth under the caption “Description of Securities” at page 28 in the Prospectus of the Company (then known as Memory Metals, Inc.) dated November 9, 1984.

•	Our Current Reports on Form 8-K filed on September 25, 2006, September 26, 2006, November 16, 2006, February 13, 2007, and March 30, 2007.

You may receive a copy of any of these filings, at no cost, by writing or calling the Secretary of the Company at Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut, 06801, telephone number (203) 739-1100.

We have filed with the SEC registration statements to register the offer and sale of the common stock under the Securities Act. This prospectus is part of those registration statements, but omits certain information contained in the registration statements as permitted by SEC rules. You may obtain copies of the registration statements, including exhibits, as noted above.

FORWARD-LOOKING STATEMENTS

Certain statements under the heading “Summary Information About Memry” in this prospectus, as well as certain information incorporated by reference as described under the heading “Where You Can Find More Information,” constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and often depend on assumptions, data or methods that may be incorrect or imprecise. The Company’s future operating results may differ materially from the results discussed in, or implied by, forward-looking statements made by the Company. Factors that may cause such differences include, but are not limited to, those discussed below and the other risks detailed in the Company’s other reports filed with the Securities and Exchange Commission.

Forward-looking statements give our current expectations or forecasts of future events. You can usually identify these statements by the fact that they do not relate strictly to historical or current facts. They often use words such as “anticipate”, “estimate”, “project”, “intend”, “plan”, “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and future financial results.

Any or all of our forward-looking statements in this Prospectus and information incorporated by reference may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in this discussion — for example, product competition and the competitive environment — will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

SUMMARY INFORMATION ABOUT MEMRY

The Company is a producer of shape memory alloys (“SMAs”) and specialty polymer-extrusion products. We provide products primarily to the medical device industry using the Company’s proprietary shape memory alloy and polymer-extrusion technologies. Medical device products utilizing these technologies include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies, orthopedic instruments, urological devices and similar products. The Company also produces a limited number of products for the commercial and industrial market. The Company also provides engineering services to assist customers in the development of products based on the properties of shape memory alloys and extruded polymers. We conduct our business in two business segments: (i) the Nitinol Products Segment, and (ii) the Polymer Products Segment. The Nitinol Products Segment provides design support, manufactures and markets advanced materials which possess the ability to change their shape in response to thermal and mechanical changes, and the ability to return to their original shape following deformations from which conventional materials cannot recover. The Nitinol Products Segment’s products are used in applications for stent components, filters, embolic protection devices, guidewires, catheters, surgical instruments and devices, orthopedic devices, orthodontic apparatus, cellular telephone antennae, high pressure sealing devices, fasteners, and other devices. The Polymer Products Segment designs, manufactures and markets specialty polymer-extrusion products to companies serving the medical device, laser, fiber-optic, automotive and industrial markets. Its primary products are complex, multi-lumen, multi-layer extrusions used for guidewires, catheter shafts, delivery systems and various other interventional medical procedures. The Polymer Products Segment’s products are known for their complex configurations, multiple material construction and innovative designs, all while maintaining tight tolerances. A more detailed description of our business is contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which we have incorporated by reference in this prospectus.

RISK FACTORS

The following risk factors should be considered carefully in connection with any evaluation of our business, financial condition, results of operations, prospects and an investment in our common stock. Additionally, the following risk factors could cause our actual results to materially differ from those reflected in any forward-looking statements.

Our revenues may be adversely affected if our largest customers reduce orders.

Our four largest customers accounted for over 50% of the our consolidated revenues in fiscal 2006. Significant reductions in sales to any of these customers due to industry consolidation, loss in market share, selection of an additional supply source, the in-house production of components, change in medical procedures, customer quality problems or excess customer supply could dramatically reduce the Company’s revenues, profitability and cash needed to fund operations.

Our production may be reduced by an inability to obtain the necessary raw materials.

The Company obtains its SMAs from one principal source. If the Company were, for whatever reason, not able to secure an adequate supply of SMAs from this supplier, we have identified other suppliers that would be able to supply the Company with sufficient quantities of SMAs, although it is likely the Company would suffer meaningful transitional difficulties for certain products if it had to switch to an alternate supplier. Additionally, the Company obtains its polymers from four principal sources. A reduction in production due to an inability to obtain the necessary raw materials could dramatically reduce the Company’s revenues, profitability and cash needed to fund operations until production is restored.

Our revenues and operating results may be negatively affected and we may not achieve future growth projections if we fail to compete successfully against our competitors.

The Company faces competition from other SMA processors, who compete with the Company in the sale of semi-finished materials and formed components. There are several major U.S., European and Japanese companies engaged in the supply or use of SMAs, some of which have substantially greater resources than the Company. Within the U.S., the two major SMA suppliers to both the Company and the industry as a whole have substantially greater resources than the Company. Each of these companies could determine that it wishes to compete with the Company in our markets. One of them has become a competitor of the Company for semi-finished wire and strip materials. The Company also faces competition in the specialty polymer-extrusion sector. There are three companies that compete with us in a broad range of specialty polymer extrusion products and one additional company that competes with us primarily in the Polyimide product line.

The Company intends to compete and advance its position based primarily on its manufacturing capabilities, its proprietary intellectual property positions, its knowledge of the processing parameters of the alloys and polymers, and its unique design and assembly capabilities, particularly in the medical device field. However, our competitors may also continue to improve their products, implement manufacturing efficiencies and develop new competing products. We may be unable to compete effectively with our competitors if we cannot keep up with existing or new alternative products, techniques, and technology in the markets we serve. These new technologies and products may beat our products to the market, be more effective than our products, be less costly than our products or render our products obsolete by substantially reducing the applications for our products. It is likely that this competitive activity will result in downward pressure on our sales prices and have a negative impact on gross margins.

We may experience an interruption in sales of a product and incur costs if the customers’ products are recalled.

The majority of the Company’s products are used in the medical device industry. In the event that any of our customers’ products present a health hazard to the patient or physician or fail to meet product performance criteria or specifications, this could result in a recall of the products, thereby resulting in a loss of our revenue and an adverse impact on our profitability.

In the event of a claim that we infringe upon another company’s intellectual property rights, we could incur significant costs and/or be required to stop the sale of the related product.

The U.S. business environment is highly litigious with respect to patents and other intellectual property rights. Although the Company’s technical staff is generally familiar with the patent environment relevant to our product lines and has reviewed patent searches when considered relevant, the Company cannot be certain whether any of its current or contemplated products would infringe any existing patents. Companies have used intellectual property litigation to seek to gain a competitive advantage. In the future, we may become a party to lawsuits involving patents or other intellectual property. A legal proceeding, regardless of the outcome, would draw upon our financial resources and divert the time and efforts of our management. If we are unsuccessful in one of these proceedings, a court, or a similar foreign governing body, could require us to pay significant damages to third parties, require us to seek licenses from third parties and pay ongoing royalties, require us to redesign our products, or prevent us from manufacturing, using or selling our products. In addition to being costly, protracted litigation to defend or enforce our intellectual property rights could result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

Quality problems with our processes, goods and services could harm our reputation for producing high quality products and erode our competitive advantage.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Our quality certifications are critical to the marketing success of our goods and services. If we fail to meet these standards, our reputation could be damaged, we could lose customers and our revenue would decline. Aside from specific customer standards, our success depends generally on our ability to manufacture to exact tolerances precision engineered components, subassemblies and finished devices from multiple materials. If our components fail to meet these standards or fail to adapt to evolving standards, our reputation as a manufacturer of high quality components will be harmed, our competitive advantage would be damaged, and we would lose customers and market share.

Consolidation in the medical device industry could have an adverse effect on our revenues and results of operations.

Many medical device companies are consolidating to create new companies with greater market power. As the medical device industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may be able to produce components currently provided by us or they may be able to use their market power to negotiate price concessions or reductions for components produced by us. If we lose market share due to in-house production by customers or replacement by a competitor, or if we are forced to reduce our prices because of consolidation in the medical device industry, our revenues would decrease and our earnings, financial condition and/or cash flows would suffer.

Loss of any of our manufacturing facilities would adversely affect our financial position.

We are currently operating at three production facilities, two for SMAs and one for specialty polymers. Although we believe we have adequate physical capacity to serve our business operations for the foreseeable future, we do not have a back up facility for any of the locations. The loss of any facility would have a material adverse effect on our revenues, earnings, financial condition and/or cash flows.

A loss of key personnel could have an adverse affect on our revenues and results of operations.

Our future success depends on the continued service and availability of skilled personnel, including research, technical, marketing and management positions. There can be no assurance that we will be able to successfully retain and attract the key personnel it needs. Further, many of our key personnel receive a total compensation package that includes equity awards. New regulations, volatility in the stock market and other factors could diminish the Company’s use, and the value, of the Company’s equity awards, putting us at a competitive disadvantage or forcing us to use more cash compensation. The loss of key personnel could have a material effect on our revenues, earnings, financial condition and/or cash flows.

An inability to meet the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 could adversely affect investor confidence and, as a result, our stock price.

The Company may be required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) as early as June 30, 2007. Although we have begun to implement the procedures to comply with the requirements of Section 404, there is no assurance that we will have a successful initial implementation. Failure to meet the initial implementation requirements of Section 404, our inability to comply with Section 404’s requirements, and the costs of ongoing compliance could have a material adverse effect on investor confidence and our stock price.

The Company has debt outstanding and must comply with restrictive covenants in its debt agreements.

The Company’s existing debt agreements contain a number of significant restrictive covenants, which limit our ability to, among other things, borrow additional money, pay dividends, redeem stock, and enter into mergers, acquisitions and joint ventures. The covenants also require the Company to maintain compliance with fixed charge coverage and leverage ratios, as defined. While the Company is currently in compliance with all the foregoing covenants, increases in our debt or decreases in our earnings could cause the Company to be in default of these financial covenants. If the Company is unable to comply with theses covenants, there would be a default under these debt agreements. In addition, changes in economic or business conditions, results of operations or other factors could cause the Company to default under its debt agreements. A default, if not amended or waived by our lenders, could result in acceleration of the Company’s debt and place a severe strain on our liquidity.

The following are some additional factors that could cause our actual results to differ materially from expected and historical results:

•

trends toward managed care, healthcare cost containment and other changes in government and private sector initiatives, in the U.S. and other countries in which we do business, that are placing increased emphasis on the delivery of more cost-effective medical therapies

•

the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex and long-term contracts than in the past, potentially greater pricing pressures, and the potential loss of significant revenue

•	efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals or declining sales

•	changes in governmental laws, regulations and accounting standards and the enforcement thereof that may be adverse to us

•	the impact of litigation and claims made against us, including the current series of counterclaims made by Kentucky Oil, NV and the possible results of settlement negotiations

•	other legal factors including environmental concerns

•	agency or government actions or investigations affecting the industry in general or us in particular

•	the trend of regulatory agencies to recommend that medical device companies have multiple suppliers of critical components

•	changes in business strategy or development plans

•	business acquisitions, dispositions, discontinuations or restructurings

•	the continued integration of Putnam Plastics Corporation into our operations

•	availability, terms and deployment of capital

•	economic factors over which we have no control, including changes in inflation and interest rates

•	the developing nature of the market for our products and technological change

•	intensifying competition in the shape memory alloy and specialty polymer-extrusion fields

•	success of operating initiatives

•	operating costs

•	advertising and promotional efforts

•	the existence or absence of adverse publicity

•

our potential inability to obtain and maintain patent protection for our alloys, polymers, processes and applications thereof, to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties

•	the possibility that adequate insurance coverage and reimbursement levels for our products will not be available

•	our dependence on outside suppliers and manufacturers

•	availability, variability and quality of raw materials

•	our exposure to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of medical products

•	the ability to retain management

•	business abilities and judgment of personnel

•	availability of qualified personnel

•	labor and employee benefit costs

•	natural disaster or other disruption affecting information technology and telecommunication infrastructures

•	acts of war and terrorist activities

•	possible outbreaks of severe acute respiratory syndrome, or SARS, bird flu, or other diseases

SELLING STOCKHOLDERS

The table attached as Annex I to this prospectus sets forth, as of the date of this prospectus or a subsequent date if amended or supplemented: (1) the name of each selling stockholder and his or her relationship to Memry during the past three years; (2) the number of shares of common stock that each selling stockholder beneficially owns (assuming that all options to acquire shares are exercisable within 60 days, although options actually vest over a period of time); (3) the number of securities offered pursuant to this prospectus by each selling stockholder (assuming that all options are fully exercisable); and (4) the amount and percentage of the common stock outstanding to be held by such selling stockholder after completion of the sale of the common stock offered pursuant to this prospectus. The information contained in Annex I may be amended or supplemented from time to time.

USE OF PROCEEDS

Memry will not receive any of the proceeds from the sale of the common stock offered hereby.

PLAN OF DISTRIBUTION

The shares of common stock may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the American Stock Exchange or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may from time to time enter into short sales and use the shares of common stock offered pursuant to this prospectus to cover such short positions. The selling stockholders and any persons who participate in the distribution of the shares of common stock offered pursuant to this prospectus may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any discounts, commissions or concessions provided pursuant to the sale of shares of common stock offered pursuant to this prospectus by them might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for resale pursuant to Rule 144 promulgated under the Securities Act may be resold pursuant to Rule 144 rather than pursuant to this prospectus. There is no assurance that any of the selling stockholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

INDEMNIFICATION

Limitation of Directors' Liability

The Delaware General Corporation Law (“DGCL”) provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director (1) for any breach of fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (3) under Section 174 of the DGCL, which relates to liability for unlawful payments of dividends or unlawful stock repurchases or redemptions, (4) for any transactions from which the director derived an improper personal benefit, or (5) for any act or omission prior to the adoption of such provision in the certificate of incorporation. Memry’s Certificate of Incorporation, as amended, contains a provision eliminating the personal liability for money damages of our directors to the full extent permitted under the DGCL.

Indemnification and Insurance

The DGCL contains provisions setting forth conditions under which a corporation may indemnify its directors and officers. Our Certificate of Incorporation and By-Laws provide that a director or officer who is a party to any action, suit, or proceeding shall be entitled to be indemnified by us to the extent permitted by the DGCL against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by such director or officer in connection with such action, suit or proceeding. We maintain a standard form of officers’ and directors’ liability insurance policy which provides coverage to the officers and directors of Memry for certain liabilities.

ANNEX I

SELLING STOCKHOLDERS

Set forth below is: (1) the name of each selling stockholder and his or her relationship to us during the past three years; (2) the number of shares of common stock that each selling stockholder beneficially owns (assuming that all options to acquire shares are exercisable within 60 days, although some options actually vest over a period of time); (3) the number of shares of common stock offered pursuant to this prospectus by each selling stockholder (assuming that all options are fully exercisable); and (4) the amount and percentage of the common stock outstanding to be held by such selling stockholder after completion of the sale of shares of common stock offered pursuant to this prospectus. Notwithstanding their inclusion in this Annex I, all of the selling stockholders expressly disclaim that they are affiliates of Memry. The selling stockholders are listed in this Annex I, whether or not they have a present intent to resell.

Name of Beneficial Owner	Relationships to Memry	No. of Shares Beneficially Owned		No. of Shares Offered Hereby	No. of Shares Owned After Offering	Percentage Ownership After the Offering (6)
W. Andrew Krusen, Jr.	Director	784,128	(1)	49,417	734,711	2.5%
Kempton J. Coady, III	Director	184,894	(2)	49,417	135,477	*
Dr. Edwin Snape	Chairman of the Board of Directors	2,012,391	(3)	6,657	2,005,734	6.7%
Francois Marchal	Director	411,936	(4)	25,612	386,324	1.3%
Michel de Beaumont	Director	215,638	(5)	23,578	192,060	*
Robert P. Belcher	Chief Executive and Director	883,666		819,666	64,000	*
Carmen L. Diersen	Director	26,320		15,793	10,527	*
James V. Dandeneau	Director and President Putnam Plastics Division	2,589,521		106,666	2,482,855	8.4%
Dean J. Tulumaris	President and Chief Operating Officer	404,366		401,666	2700	*
Richard Sowerby	Chief Financial Officer and Treasurer	126,000		100,000	26,000	*

*	Represents less than 1%.

(1)	Includes 300,000 shares of Common Stock owned by WIT Ventures, LTD. (“WIT”), 8,000 shares of Common Stock owned by Krusen-Vogt & Co., (“KVC”), 269,000 shares of Common Stock owned by Dominion Financial Group International LDC (“DFGI”), and 25,000 shares owned by Dominion Capital Management. Mr. Krusen is the President and a principal stockholder of Dominion Financial Group, Inc. (“DFG”), which is the managing General Partner of WIT, a General Partner of KVC and a limited partner of WIT. In addition, Mr. Krusen is the Chairman of the Executive Committee of DFGI, and also indirectly beneficially owns certain outstanding securities of DFGI through WIT.
(2)	Includes 50,000 shares of Common Stock held by Merrill, Lynch, Pierce, Fenner & Smith, as custodian of an IRA for the benefit of Mr. Coady’s wife.
(3)	Includes (i) 1,950,547 shares of Common Stock, and (ii) 20,449 shares of Common Stock that may be acquired through the exercise of vested stock options, each owned by New England Partners (“NEP”). Edwin Snape is a managing member of NEP Capital, LLC, the general partner of NEP. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).
(4)	Includes 365,004 shares of Common Stock directly owned by Compagnie Financiere Aval S.A. Mr. Marchal is the General Administrator and a partner of Compagnie Financiere Aval S.A. Mr. Marchal disclaims beneficial ownership of such securities (except to the extent of his pecuniary interest in such securities).
(5)	Includes (i) 40,000 shares of Common Stock directly owned by Emerge Capital and (ii) 127,700 shares of Common Stock directly owned by Samisa Investment Corp. (“Samisa”). Mr. de Beaumont is a stockholder and beneficial owner of Emerge Capital and Samisa. Mr. de Beaumont disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).
(6)	Based on 29,724,092 shares of Common Stock outstanding as of February 28, 2007.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006;

(c) The Company’s Current Reports on Form 8-K filed on September 25, 2006, September 26, 2006, November 16, 2006, February 13, 2007 and March 30, 2007;

(d) The Company’s Proxy Statement, dated October 23, 2006;

(e) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006;

(f) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A12B, filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on June 29, 2000, which description was incorporated by reference from the description of the Common Stock set forth under the caption “Description of Securities” at page 28 in the Prospectus of the Company (then known as Memory Metals, Inc.) dated November 9, 1984, filed pursuant to Rule 424(b) under the Securities Act of 1933 (SEC File No. 001-15971); and

(g) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware empowers a corporation incorporated under the General Corporation Law to indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve in such capacities with another enterprise at its request, against expenses (including attorneys’ fees), as well as judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The power to indemnify shall only exist where such officer, director, employee or agent has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. In a threatened, pending or completed action or suit by or in the right of the corporation, the corporation may indemnify such person only for expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that if such person has been adjudged liable to the corporation then the corporation shall have no power of indemnification unless and only to the extent that a court shall determine upon application that, despite the adjudication of liability, in light of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. Indemnity is mandatory as to expenses (including attorneys’ fees) actually and reasonably incurred by a director, officer, employee or agent of a corporation to the extent a claim, issue or matter has been successfully defended. Expenses (including attorneys’ fees) incurred by an officer or director in defending any such action, suit or proceeding may be paid by the corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Indemnification is not deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The determination to make indemnification pursuant to Section 145 shall be made by (i) a majority vote of disinterested directors even though less than a quorum or by a committee of such disinterested directors designated by majority vote of disinterested directors, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. A Delaware corporation also has the power to purchase and maintain insurance on behalf of the persons it has the power to indemnify, whether or not indemnity against such liability would be allowed under the statute.

Article VIII of the By-Laws of the Company provides as follows:

The Corporation shall, to the fullest extent permitted by subsections (a) through (e) of Section 145 of the General Corporation Law of the State of Delaware (as such statute may, from time to time, be amended), indemnify any and all persons whom it shall have power to indemnify against any and all expenses, liabilities and other matters.

The Company’s Certificate of Incorporation, as amended, provides that, to the fullest extent permissible under the Delaware General Corporation Law, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper dividend payment or unlawful stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

3.1	Certificate of Incorporation of the Company, as amended (incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000).

3.2	By-Laws of the Company, as amended (incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, as amended).

3.3	Amendment Number 1 to By-Laws of the Company, as amended (incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998).

4.1	Memry Corporation’s 2006 Long Term Incentive Plan (the “2006 Plan”) (incorporated herein by reference to Exhibit A to the Company’s Definitive Proxy Statement, dated October 23, 2006, used in connection with the Company’s 2006 annual meeting of stockholders).

4.2	Form of Nontransferable Non-Qualified Stock Option Agreement under the 2006 Plan for Employees*

4.3	Form of Nontransferable Stock Option Agreement under the 2006 Plan for Non-Employee Directors*

5.1	Opinion of Finn Dixon & Herling LLP*

23.1	Consent of Deloitte & Touche LLP*

23.3	Consent of Finn Dixon & Herling LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (see signature page)

*	Filed herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the General Corporation Law of the State of Delaware, the Registrant’s Certificate of Incorporation and By-Laws, as amended, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bethel, State of Connecticut on this 30th day March, 2007.

MEMRY CORPORATION

By	/s/ Robert P. Belcher
Robert P. Belcher
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert P. Belcher and Richard F. Sowerby, jointly and severally, his or her attorneys-in-fact, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorney’s-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
By:	/s/ Robert P. Belcher Robert P. Belcher	Chief Executive (Principal Executive Officer), Director	March 30, 2007

By:	/s/Richard F. Sowerby Richard F. Sowerby	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 30, 2007

By:	/s/ W. Andrew Krusen, Jr.	Director	March 30, 2007
W. Andrew Krusen, Jr.

By:	/s/ Francois Marchal	Director	March 30, 2007
Francois Marchal

By:	/s/Kempton J. Coady III	Director	March 30, 2007
Kempton J. Coady III

By:	/s Michel de Beaumont	Director	March 30, 2007
Michel de Beaumont

By:	/s/ Dr. Edwin Snape	Chairman of the Board of Directors	March 30, 2007
Dr. Edwin Snape

By:	/s/ Carmen L. Diersen	Director
	Carmen L. Diersen		March 30, 2007

By:	/s/ James V. Dandeneau	Director
	James V. Dandeneau		March 30, 2007

EXHIBIT INDEX

3.1	Certificate of Incorporation of the Company, as amended (incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000).

3.2	By-Laws of the Company, as amended (incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996, as amended).

3.3	Amendment Number 1 to By-Laws of the Company, as amended (incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998).

4.1	Memry Corporation’s 2006 Long Term Incentive Plan (the “2006 Plan”) (incorporated herein by reference to Exhibit A to the Company’s Definitive Proxy Statement, dated October 23, 2006, used in connection with the Company’s 2006 annual meeting of stockholders).

4.2	Form of Nontransferable Non-Qualified Stock Option Agreement under the 2006 Plan for Employees*

4.3	Form of Nontransferable Stock Option Agreement under the 2006 Plan for Non-Employee Directors*

5.1	Opinion of Finn Dixon & Herling LLP*

23.1	Consent of Deloitte & Touche LLP*

23.3	Consent of Finn Dixon & Herling LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney (See signature page)

*	Filed herewith